Exhibit 99.1

TURTLE BEACH REPORTS STRONG SECOND QUARTER 2021 RESULTS THAT EXCEEDED ITS OUTLOOK

Delivered Record First Half Results and Maintained 2021 Outlook for Record Year

White Plains, NY – August 5, 2021 - Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR), reported financial results for the second quarter ended June 30, 2021. The Company is also providing year-to-date performance alongside its second quarter summary results given the unusual quarterly dynamics in 2020 and 2021.

Second Quarter and First Half 2021 Summary vs. Year-Ago Period:

●	Second quarter net revenue was $78.6 million compared to $79.7 million a year ago; first half 2021 net revenue was up 50%;
●	Second quarter net income of $1.7 million, or $0.09 per diluted share, compared to net income of $8.2 million, or $0.51 per diluted share; first half 2021 net income was up 127%;
●	Second quarter adjusted EBITDA was $5.0 million compared to $12.9 million; first half 2021 adjusted EBITDA was up 98%; and
●	Cash balance grew to $56.2 million compared to $21.2 million as of June 30, 2020.

Management Commentary

“Our excellent second quarter performance exceeded our net revenue and adjusted EBITDA outlook and produced a record first half, showcasing our ability to execute across our business even against tough comps where we outperformed the market in the year ago quarter,” said Juergen Stark, CEO, Turtle Beach. “Our results continue to demonstrate skillful execution across our business as demand for our console gaming headsets and PC accessories remain strong. We did this while launching many new products across our console headsets and PC accessories during the quarter. Further, our announced entry into game controllers and gaming simulation hardware has been well-received and expands our portfolio into two rapidly growing markets, providing us with a significant opportunity to drive additional growth.

“We are riding on multiple, positive long-term trends as gaming accessory demand remains strong. Both Microsoft and Sony announced the new consoles set records despite supply constraints. NPD reported that US sales of PC headsets, keyboards, and mice rose approximately 40% in the first half of 2021 year-over-year, and ROCCAT grew by approximately 200%1 during the same time, reflecting the impact of our expanding line of PC accessories and strength of our market presence.”

[1]	The NPD Group/Retail Tracking Service/Dollars and Units/US- Tech POS Monthly/YTD 2021 update

“We continue to believe that we’re well-positioned to capitalize in the back half of the year as we expect continued strong demand for console headsets and our offerings in PC and new categories are expected to continue on their strong growth trajectory and become an increasingly meaningful part of our overall business. As we expand into new categories and increase our addressable market, we’ll continue our commitment to delivering high quality products with patented features that gamers love.

“We are confident in this strategy given our decade-long leadership position in gaming headsets, as well as the early momentum we are seeing in our new categories. From this, we are focused on our long-term revenue CAGR target of 10% to 20% while delivering category-leading EBITDA margins and maintaining a strong balance sheet. Ultimately, we believe these to be the cornerstones of our strategy to increase shareholder value.”

Second Quarter 2021 Financial Results

Net revenue in the second quarter of 2021 was $78.6 million compared to $79.7 million in the year-ago quarter. The slight decline versus the year-ago quarter, was driven by our outperformance of the market and competitors during last year’s surge in demand brought on by the stay at home orders. Given the unusual factors in the comparative year-ago period, we believe that it is instructive to show second quarter sales compared to the same quarter in 2019. Net revenue was up 90% in the second quarter of 2021 compared to the $41.3 million generated in Q2 2019, and we believe this provides a more normalized growth rate and demonstrates the staying power and longer-term demand trends of the business.

Gross margin in the second quarter of 2021 was 36.5%, essentially flat versus 36.7% in the second quarter of 2020. Lower air freight costs and fixed cost leverage were offset by product mix, a return to a more normalized level of promotional spend and higher regular freight costs.

Operating expenses in the second quarter of 2021 were $28.3 million compared to $19.3 million in the same 2020 period, with the increase primarily driven by the Company’s revenue run rate that is 60% higher than in 2019, as well as volume-related selling costs, a shift in marketing spend timing to align to new product launches, and investments to expand the Company’s portfolio in PC, controllers, and flight simulation.

Net income in the second quarter of 2021 was $1.7 million, or $0.09 per diluted share (on 18.3 million weighted average diluted shares), compared to net income of $8.2 million, or $0.51 per diluted share in the year-ago quarter. Excluding a number of adjustments to net income in both periods (as summarized below in Table 4), adjusted net income (as defined below in “Non-GAAP Financial Measures”) in the second quarter of 2021 was $2.6 million, or $0.14 per diluted share, compared to  $6.8 million or $0.42 per diluted share. The weighted average diluted share count for the second quarter of 2021 was 18.3 million compared to 16.2 million in 2020.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the second quarter of 2021 was $5.0 million compared to $12.9 million in the year-ago quarter.

Adjusted EBITDA in the second quarter of 2021 reflects the aforementioned investments to expand the Company’s PC accessories business and enter new markets,  positioning the business for continued revenue growth and market share expansion.

Balance Sheet Overview

At June 30, 2021, the Company had $56.2 million of cash and cash equivalents with no outstanding debt under its revolving credit facility. This compares to $21.2 million of cash and cash equivalents at June 30, 2020, and $46.7 million of cash and cash equivalents at December 31, 2020, with no outstanding revolving debt in either prior period. Inventories increased to over $80 million given intentional actions to pull forward shipments given global supply constraints as well as higher revenues and new products.

2021 Outlook

For the full year 2021, the Company continues to expect revenue to be approximately $385 million, up 7% from record $360 million in 2020 and constrained by anticipated semiconductor shortages. This anticipated growth is driven by continued strong sell through of the Company’s core products, the expansion of its PC accessories business, and additional revenues from new market entries. Adjusted EBITDA is expected to be approximately $50 million, reflecting a 13% EBITDA margin despite increased investments to drive current and future growth. While the Company is maintaining its $50 million adjusted EBITDA outlook, the Company acknowledges and continues to monitor the dynamic ocean and land-based freight cost increases, which remain variable and prone to short-notice changes. Adjusted net income per diluted share is expected to be approximately $1.55, an increase from prior guidance of $1.50 based on the expected lower effective  tax rate. For the full year we expect the effective tax rate to be approximately 20% a reduction from our approximately 27% estimate last quarter. Per share figures for the full year 2021 assume approximately 18 million diluted shares outstanding.

For the second half of 2021, the Company expects revenue to be approximately $213.4 million and adjusted EBITDA to be approximately $29.7 million. Adjusted net income per diluted share is expected to be approximately $0.88.

With respect to the Company's adjusted EBITDA outlook for the full year and second half of 2021, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, August 5, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its second quarter 2021 results.

Chairman and CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Thursday, August 5, 2021

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (800) 708-4540

International Dial-in Number: (847) 619-6397

Conference ID: 50199322

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, and adjusted net income that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “NonGAAP Earnings” is defined as net income excluding (i) integration and transaction costs related to acquisitions, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring items that we believe are not representative of core operations (e.g., the integration and transaction costs related to acquisitions, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months and six months ended June 30, 2021 and 2020.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to capital markets activities, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, the impact of the coronavirus (COVID-19) pandemic on consumer demands and manufacturing capabilities; delays or disruptions in the supply of components for our products; risks relating to, and uncertainty caused by or resulting from, the COVID-19 pandemic, general business and economic conditions, risks associated with the expansion of our business including acquisitions, the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Alex Thompson	MacLean Marshall
Gateway Investor Relations	Sr. Director –PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net revenue	$78,564	$79,680	$171,617	$114,687
Cost of revenue	49,854	50,453	108,052	74,675
Gross profit	28,710	29,227	63,565	40,012
Operating expenses:
Selling and marketing	15,678	9,559	27,223	17,207
Research and development	4,416	3,001	8,409	5,428
General and administrative	8,173	6,710	15,210	12,433
Total operating expenses	28,267	19,270	50,842	35,068
Operating income	443	9,957	12,723	4,944
Interest expense	73	83	170	252
Other non-operating expense (income), net	(65)	(1,616)	514	(1,419)
Income before income tax	435	11,490	12,039	6,111
Income tax expense (benefit)	(1,286)	3,286	1,480	1,462
Net income	$1,721	$8,204	$10,559	$4,649

Net income per share
Basic	$0.11	$0.56	$0.67	$0.32
Diluted	$0.09	$0.51	$0.58	$0.30
Weighted average number of shares:
Basic	15,920	14,581	15,737	14,538
Diluted	18,329	16,229	18,204	15,363

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	June 30,	December 31,
	2021	2020
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$56,197	$46,681
Accounts receivable, net	28,025	43,867
Inventories	81,931	71,301
Prepaid expenses and other current assets	19,418	8,127
Total Current Assets	185,571	169,976
Property and equipment, net	6,917	6,575
Deferred income taxes	7,047	6,946
Goodwill	10,686	8,178
Intangible assets, net	6,442	5,138
Other assets	6,090	6,640
Total Assets	$222,753	$203,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$—
Accounts payable	47,909	42,529
Other current liabilities	32,835	36,122
Total Current Liabilities	80,744	78,651
Income tax payable	3,328	3,146
Other liabilities	4,989	5,257
Total Liabilities	89,061	87,054
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 16,065,231 and 15,475,504 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	16	15
Additional paid-in capital	197,207	190,568
Accumulated deficit	(64,214)	(74,773)
Accumulated other comprehensive income (loss)	683	589
Total Stockholders’ Equity	133,692	116,399
Total Liabilities and Stockholders’ Equity	$222,753	$203,453

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Six Months Ended
	June 30, 2021	June 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES	$12,448	$31,842

CASH FLOWS FROM INVESTING ACTIVITIES	(5,816)	(2,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	120,858	48,426
Repayment of revolving credit facilities	(120,858)	(64,081)
Proceeds from exercise of stock options and warrants	3,262	59
Repurchase of common stock to satisfy employee tax withholding obligations	(463)	(108)
Net cash provided by (used for) financing activities	2,799	(15,704)
Effect of exchange rate changes on cash and cash equivalents	85	(878)
Net increase in cash and cash equivalents	9,516	12,957
Cash and cash equivalents - beginning of period	46,681	8,249
Cash and cash equivalents - end of period	$56,197	$21,206

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Income (Loss)
GAAP Net Income (Loss)	$1,721	$8,204	$10,559	$4,649

Adjustments, net of tax:
Non-recurring business costs	851	—	1,402	—
Gain on acquisition-related settlement	—	(1,702)	—	(1,702)
Change in fair value consideration	—	223	—	238
Acquisition integration costs	76	44	216	244
Non-GAAP Earnings	$2,648	$6,769	$12,177	$3,429

Diluted Earnings Per Share
GAAP- Diluted	$0.09	$0.51	$0.58	$0.30

Non-recurring business costs	0.05	—	0.07	—
Gain on acquisition-related settlement	—	(0.10)	—	(0.11)
Change in fair value consideration	—	0.01	—	0.01
Acquisition integration costs	—	—	0.01	0.02
Non-GAAP- Diluted	$0.14	$0.42	$0.67	$0.22

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	June 30, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$78,564	$-	$-	$-	$-	$78,564
Cost of revenue	49,854	(410)	-	(90)	-	49,354
Gross Profit	28,710	410	-	90	-	29,210

Operating expenses	28,267	(698)	(322)	(1,851)	(1,075)	24,321

Operating income	443	1,108	322	1,941	1,075	4,889

Interest expense	73
Other non-operating expense (income), net	(65)				-	(65)

Income before income tax	435
Income tax benefit	(1,286)
Net income	$1,721			Adjusted EBITDA		$4,954

	Six Months Ended
	June 30, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$171,617	$-	$-	$-	$-	$171,617
Cost of revenue	108,052	(647)	-	(487)	-	106,918
Gross Profit	63,565	647	-	487	-	64,699

Operating expenses	50,842	(1,200)	(625)	(3,240)	(1,876)	43,901

Operating income	12,723	1,847	625	3,727	1,876	20,798

Interest expense	170
Other non-operating expense (income), net	514					514

Income before income tax	12,039
Income tax expense	1,480
Net income	$10,559			Adjusted EBITDA		$20,284

(1)	Other includes certain non-recurring business costs.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	June 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$79,680	$-	$-	$-	$-	$79,680
Cost of revenue	50,453	(593)	-	(280)	-	49,580
Gross Profit	29,227	593	-	280	-	30,100

Operating expenses	19,270	(435)	(220)	(1,126)	(63)	17,426

Operating income	9,957	1,028	220	1,406	63	12,674

Interest expense	83
Other non-operating expense (income), net	(1,616)				1,388	(228)

Income before income tax	11,490
Income tax expense	3,286
Net income	$8,204			Adjusted EBITDA		$12,902

	Six Months Ended
	June 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$114,687	$-	$-	$-	$-	$114,687
Cost of revenue	74,675	(1,184)	-	(338)	-	73,153
Gross Profit	40,012	1,184	-	338	-	41,534

Operating expenses	35,068	(877)	(443)	(2,067)	(343)	31,338

Operating income	4,944	2,061	443	2,405	343	10,196

Interest expense	252
Other non-operating expense (income), net	(1,419)				1,367	(52)

Income before income tax	6,111
Income tax expense	1,462
Net income	$4,649			Adjusted EBITDA		$10,248

(2) Other includes certain business acquisition costs and change in fair value of contingent consideration.